Exhibit 99.1

SeaSpine Announces Fourth Quarter and Full Year 2016 Results and
Issues 2017 Financial Guidance

CARLSBAD, CA (March 2, 2017) – SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the fourth quarter and full year ended December 31, 2016 and provided guidance for 2017.

Summary Fourth Quarter 2016 Financial Results and Recent Accomplishments

•	Revenue of $32.5 million, a decline of 6.4% year-over-year

•	U.S. revenue of $29.8 million, a decline of 4.5% year-over-year

o	U.S. orthobiologics revenue of $15.1 million

o	U.S. spinal hardware revenue of $14.7 million

•	International revenue of $2.7 million, a $0.8 million decrease year-over-year

•	Positive clinician response to initial launches of Mariner™ Posterior Lumbar Fixation System and Shoreline™ ACS Anterior Cervical Standalone System

•
Fully launched Vu a•POD Prime NanoMetalene System, which features a zero-profile, standalone anterior lumbar interbody device that can be configured in several footprint and lordosis combinations to accommodate individual patient pathology

•	Added William Rhoda as General Manager of Process Innovation and Development

“We continue to invest in key objectives aimed at driving revenue growth while simultaneously reducing our net cash spend and extending our liquidity horizon,” said Keith Valentine, President and Chief Executive Officer. “In 2016, we significantly expanded and upgraded our product portfolio with the launch of several new products and product line extensions, and we have a healthy pipeline in development. We continue to add and strengthen our relationships with committed distributors that are excited to commercialize our innovative products. These initiatives, coupled with our investment in medical education and training, form a strong foundation for operational success and revenue growth in 2017.”

Fourth Quarter 2016 Financial Results
Revenue for the fourth quarter of 2016 totaled $32.5 million, a decrease of $2.2 million compared to $34.7 million reported for the same period of the prior year. Total revenue in the U.S. was $29.8 million, a 4.5% decrease compared to same period of the prior year.

Orthobiologics revenue totaled $16.6 million, a 6.4% decrease compared to the fourth quarter of 2015. The decline in orthobiologics revenue was primarily driven by fewer year-end stocking orders from U.S. hospitals in 2016 and lower average selling prices, due in part to a shift to the Company’s lower-cost DBM products. Spinal hardware revenue totaled $15.9 million, a 6.3% decrease compared to the fourth quarter of 2015. The decline in spinal hardware revenue was primarily driven by lower demand for the Company’s older spinal hardware products and continued pricing pressures in the U.S. market as well as lower overall demand in Europe.

Gross margin for the fourth quarter of 2016 was 58.6%, compared to 52.0% for the same period in 2015. The increase in gross margin was primarily driven by substantially lower costs associated with the Company’s Mozaik product line, which was manufactured at the Company’s Irvine, California facility in 2016, compared to the higher cost paid in 2015 to purchase that product from Integra. Gross margin also benefitted from lower operating costs following the transfer of the Company’s kitting and distribution operations to a third party logistics provider and the subsequent closure of its Vista, California facilities during the fourth quarter of 2016.

Operating expenses for the fourth quarter of 2016 totaled $28.6 million, compared to $31.2 million for the same period of the prior year. The $2.6 million decrease was driven primarily by lower selling, general and administrative expenses.

Net loss for the fourth quarter of 2016 was $9.8 million, compared to a net loss of $13.8 million for the fourth quarter of 2015.

2016 Financial Results
Revenue for the year ended December 31, 2016 totaled $128.9 million, a decrease of $4.3 million, or 3.2%, compared to the prior year. Total revenue in the U.S. was $116.8 million, a 2.9% decrease compared to the prior year. Orthobiologics revenue totaled $66.2 million, a 1.6% decrease compared to the prior year. Spinal hardware revenue totaled $62.7 million, a 5.0% decrease compared to the prior year.

Gross margin in 2016 was 56.9%, compared to 54.1% in 2015. The increase in gross margin was primarily driven by substantially lower costs associated with the Company’s Mozaik product line, which was manufactured at the Company’s Irvine, California facility in 2016, compared to the higher cost paid in 2015 to purchase that product from Integra.

Operating expenses in 2016 totaled $116.8 million, compared to $124.2 million in 2015. The $7.4 million decrease was driven primarily by lower selling, general and administrative expenses, which was partially offset by increased investment in product development.

Net loss in 2016 was $43.2 million, compared to a net loss of $55.5 million in 2015.

Cash and cash equivalents at December 31, 2016 totaled $14.6 million and the Company had $3.8 million of outstanding borrowings against its credit facility.

2017 Financial Outlook
SeaSpine expects full-year 2017 revenue to be in the range of $129 to $133 million, reflecting growth of 0% to 3% over full-year 2016 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 58687870. To listen to the webcast, please visit the investor relations section of the SeaSpine website at www.seaspine.com.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive, complex, deformity and degenerative procedures. We believe expertise in both orthobiologic sciences and spinal hardware product development helps SeaSpine to offer its surgeon customers a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: revenue expectations for full-year 2017; the Company’s ability to drive revenue growth while reducing net cash spend; and the Company’s ability to add distributors. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use our existing products and to adopt our newly launched products; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; disruption to our existing distribution network as new distributors are added and the inability of new distributors to generate growth, or even offset lost business; the risk that our products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing, including in ongoing and future studies, the outcomes of which inherently are uncertain; the lack of clinical validation of products in “alpha release” and the fact they may require substantial additional development activities, which could introduce unexpected expense and delay; the risk of supply shortages, including as a result of our dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; third-party payors’ willingness to continue to provide, for our existing products, and to initiate, for our newly launched products, appropriate coverage, coding and reimbursement and uncertainty resulting from healthcare reform, both in the U.S. and abroad; unexpected expense, including as a result of developing and launching new and next generation products and product line extensions; our ability to sustain current operations and to continue to invest in product development, sales and marketing initiatives at levels sufficient to drive future revenue growth in light of cost-reduction initiatives implemented in 2016; our ability to obtain funding on a timely basis on acceptable terms, or at all, to execute our business strategy; general economic and business conditions in the markets in which we do business, both in the U.S. and abroad; and other risks and uncertainties more fully described in our news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper Lewis
(415) 937-5402
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total revenue, net	$32,519	$34,724	$128,860	$133,178
Cost of goods sold	13,450	16,671	55,544	61,119
Gross profit	19,069	18,053	73,316	72,059

Operating expenses:
Selling, general and administrative	24,899	27,492	101,065	110,551
Research and development	2,908	2,380	11,442	8,353
Intangible amortization	792	1,282	4,309	5,331
Total operating expenses	28,599	31,154	116,816	124,235
Operating loss	(9,530)	(13,101)	(43,500)	(52,176)
Other expense net	(231)	(300)	(264)	(877)
Loss before income taxes	(9,761)	(13,401)	(43,764)	(53,053)
Provision for income taxes	7	349	(552)	2,479
Net loss	$(9,768)	$(13,750)	$(43,212)	$(55,532)
Net Loss per share, basic and diluted	$(0.87)	$(1.23)	$(3.85)	$(4.99)
Weighted average shares used to compute basic and diluted net loss per share	11,271	11,164	11,222	11,139

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	December 31, 2016	December 31, 2015

Cash and cash equivalents	$14,566	$33,429
Trade accounts receivable, net	20,982	25,326
Inventories	45,299	51,271

Total current liabilities	24,418	26,035
Short-term debt	445	-
Long-term borrowings under credit facility	3,835	328
Total stockholders' equity	110,977	147,339